October 2018

TO:              All Stockholders
                    (Addressed Individually)

SUBJECT:  Report from the President

At the Bank

A Proven Partner

Last month, we reached a milestone: it has now been ten years since the conservatorships of Fannie Mae and Freddie Mac and the bankruptcy of Lehman Brothers marked both the high and low point of the ﬁnancial crisis. Since that peak, our economy has made a steady recovery and is currently thriving, as are the Federal Home Loan Banks (FHLBanks). The FHLBank System has posted $1.8 billion in net income through the ﬁrst six months of the year, and our “critical role” in providing liquidity to the nation’s local lenders has been recognized in positive semiannual reports from S&P and Moody’s. Most importantly, these local lenders continue to recognize the value of their membership with a FHLBank, as reﬂected in the strong advance demand we continue to see, with the System closing the second quarter of 2018 with $735 billion in funding ﬂowing through communities nationwide. It is this focus on our mission – to provide funding to members in all market conditions – that kept the FHLBanks from the same fate as Fannie and Freddie during the ﬁnancial crisis, and that has allowed us to serve as a proven partner to our members as we continue to work together to drive our economy forward.

Balance Sheet Support

Advances are a key tool for members to utilize as they manage their balance sheets in our steadily improving economy. Prudent balance sheet management hinges on an institution’s full understanding of its risk proﬁle – in static, rising and declining rate environments, as managing a balance sheet to just one rate scenario could pose signiﬁcant risks and result in opportunity loss. In this quarterly newsletter, our team provides more information on how understanding the dynamics of your balance sheet is crucial to making informed and proﬁtable risk-return decisions, and how your FHLBNY can help.

Since emerging from the ﬁnancial crisis, our members have experienced an economy marked by modest growth and very low interest rates. As a result, we have seen some of our members position their balance sheets for a rising rate environment. This is achieved by keeping their assets relatively “short,” with increased focus on consumer, commercial real estate and multi-family mortgage lending, and a decreased desire to underwrite and retain longer-term assets such as residential ﬁxed-rate mortgages or mortgage-backed securities.

Now that short-term rates are rising, regulators are concerned about interest-rate risk exposure in addition to liquidity and asset quality risks which may present themselves. With an improved economy, many of our members have experienced stronger loan demand. However, deposit growth has not been commensurate with asset growth, creating intense competition for deposits. Members whose business models hinge on mortgage lending can help mitigate the impacts of deposit squeeze by increasing their FHLBNY borrowing potential. This can aﬀord members the ability to continue on a trajectory of growth, to mitigate interest rate risk and to boost on-balance sheet liquidity.

Board Election Update

Our focus on members extends throughout our entire organization, from each business unit to management and to our Board. For more than 14 years, Anne Evans Estabrook has helped us keep that focus as an Independent Director of our cooperative. Director Estabrook first joined the Board in February of 2004, and will retire from the Board when her current term ends at the end of this year. As a champion of housing in New Jersey, she has brought her expertise on focusing on enhancing communities to our Board, most recently by serving as Chair of its Housing Committee. Director Estabrook has previously chaired the Board’s Audit Committee, and currently sits on its Corporate Governance and External Affairs Committee, Compensation & Human Resources Committee and Technology Committee. The contributions that Director Estabrook has made to our cooperative over the past 14 years have been vital to the growth of our franchise, and we are grateful for her service. We are also fortunate that Director Estabrook will continue to provide counsel to our Housing Committee and Affordable Housing Advisory Council next year in an advisory role, further strengthening our ability to meet our housing mission.

Ours is an active and involved Board, tasked with representing the needs of our members and the communities we serve, and providing management with the guidance necessary to ensure we continue to meet those needs. On October 5, the 2018 Director Election ballots were sent to all eligible member institutions. Your responses are due by 5:00 p.m. ET on Monday, November 5. This year, two New Jersey Member Director seats, one New York Member Director seat and two Independent Director seats are up for election. Our Board is vital to the success of our franchise, which is why it is in turn vital for our members to participate in our annual election process, and I encourage you all to do so. Whether positioning our members for long-term success, or working alongside them to provide immediate assistance to our communities, our Board and management team constantly strive to ensure that the FHLBNY is best-positioned to serve as a reliable partner to our members.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.